Office of the Minnesota Secretary of State                                          [Seal]
Minnesota Business & Nonprofit Corporations
Amendment to Articles of Incorporation
Minnesota Statues, chapter 302A or 317A

Read the instructions before completing this form
Filing Fee: $55 for expedited service in-person and online filings, $35 for mail

1. Corporate Name: (Required): Capital Group Holdings, Inc.

2. This Amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

Format: (mm/dd/yyyy)

3. The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE IV “The total authorized shares of this corporation shall consist of Three Hundred Million (300,000,000) voting common shares having a par value of One Cent ($.01) per share.”

4. This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A or 317A.

5. I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sigh this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statues. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ Erik Cooper	12/13/2012
Signature of Authorized Person or Authorized Agent	Date

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Entities that own, lease, or have any financial interest in agricultural land or land capable of being farmed must register with the MN Dept. of Agriculture’s Corporate Farm Program.

Does this entity own, lease, or have any financial interest in agricultural land or land capable of being farmed YesNo ☑